Exhibit 99.1

AITX's RAD Wins 16 Unit ROSA Order for Multi-Site Construction Deployment

SARA Enabled Security Selected to Protect Active Builds Across Three Location

Detroit, Michigan, April 24, 2026 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced a new order for sixteen ROSA™ units, each licensed with SARA™ (Speaking Autonomous Responsive Agent), for deployment across three active construction sites in the Southeastern United States. The order, placed by a new direct client, is expected to contribute approximately $13,500 in monthly recurring revenue and $162,000 in annual recurring revenue once fully deployed.

AITX
Artificial Intelligence Technology Solutions Inc.
SECURE
RAD
an AITX company
ROBOTIC ASSISTANCE DEVICES

Artist's depiction of RAD ROSA autonomous security device deployed at a large commercial construction site.

RAD continues to see strong and expanding demand from the construction sector, where RAD's solutions are gaining momentum. As projects scale across multiple locations, traditional guard-based models often struggle to deliver consistent coverage, especially during off hours. Autonomous systems like RIO™ and ROSA, powered by SARA, provide continuous monitoring, immediate engagement, and documented activity across dynamic environments, giving builders greater control over security outcomes while construction is underway.

"Construction continues to stand out as one of the most active and responsive markets for RAD," said Troy McCanna, Chief Revenue Officer and Chief Security Officer at RAD. "These environments demand constant awareness across large, changing spaces, and that's exactly where our solutions perform. With ROSA and SARA working together, we are delivering real time detection, immediate engagement, and measurable accountability. While they build, we are there, watching and ready to respond. The momentum we are seeing in this sector is real, and it continues to build with each new deployment."

"Orders like this are exactly how we build toward operational positive cash flow and scale our recurring revenue," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "It is not one large event, it is consistent multi-unit deployments, expanding across sites and customers, with SARA attached. That is how we grow toward and beyond $1 million dollars in recurring monthly revenue. We remain focused on execution, on discipline, and on stacking results that move the business forward."

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA's AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD's software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA's high-resolution, full-color, always-on cameras. RAD has published seven Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at construction sites, mobile home parks, retail centers, hospital campuses, multi-family communities across the country.

The Company invites prospective clients, channel partners, and industry participants to connect with its team to learn how RAD's solutions can support their security and operational objectives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G) and Robotic Assistance Devices Residential (RAD-R), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

All of RAD's solutions are designed to integrate with leading industry platforms and workflows, including ongoing collaboration with Immix®, the trusted provider of central station and remote monitoring software, supporting broader adoption of AI-driven security across professional monitoring environments.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing its credibility with enterprise and government clients that require rigorous data protection and compliance standards.

AITX is led by Steve Reinharz, CEO/CTO and founder the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

AITX and its subsidiaries maintain a robust sales pipeline that includes over 35 Fortune 500 companies, with expanding opportunities across its subsidiaries. The Company expects continued growth as these opportunities convert into deployed clients generating recurring revenue streams, with significant potential for expansion within each account.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

For purposes of the Company's disclosures, "Artificial Intelligence" refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company's business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company's primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company's Board of Directors oversees the Company's deployment of Artificial Intelligence.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/